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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Adeptus Health LLC and Subsidiaries:

        We consent to the use of our report dated March 14, 2014, with respect to the consolidated balance sheets of Adeptus Health LLC and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in owners' equity, and cash flows for each of the years in the two-year period ended December 31, 2013, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
May 21, 2014

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm